Voyageur Mutual Funds III N-SAR Exhibits

Sub-Item 77C: Submission of matters to a vote of security holders.

The shareholders of Voyageur Mutual Funds
III (the "Trust") voted on the following proposals at the special meeting of shareholders on March 23, 2005 or as adjourned. The description of each proposal and number of shares voted are as follows:

1. To elect a Board of Trustees for the
Trust.


Shares Voted For
Shares Voted Withheld Authority
Thomas L. Bennett
14,171,891
494,986
Jude T. Driscoll
14,160,234
506,643
John A. Fry
14,176,259
490,618
Anthony D. Knerr
14,157,034
509,843
Lucinda S. Landreth
14,167,809
499,067
Ann R. Leven
14,157,278
509,599
Thomas F. Madison
14,155,735
511,142
Janet L. Yeomans
14,174,643
492,234
J. Richard Zecher
14,170,279
496,598

2. To approve the use of a "manager of
managers" structure whereby the investment manager of the funds of the Trust will be able to hire and replace subadvisers without shareholder approval.


For
Against
Abstain
Broker Non-Votes
Delaware Select Growth Fund
10,148,502
829,102
421,952
3,267,321